SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
October 31, 2006
Date of Report (Date of Earliest Event Reported)
The Cronos Group
(Exact name of registrant as specified in its charter)
Luxembourg
(State or Other Jurisdiction of Incorporation)

0-24464	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)
5, rue Guillaume Kroll, L-1882 Luxembourg
(Address of principal executive offices) (Zip Code)
(352) 26.48.36.88
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR § 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR § 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR § 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR § 240.13e-4(c))

Item 8.01     Other Events.
     CF Leasing. CF Leasing Ltd. (“CF Leasing”) is a Bermuda exempted company in which the registrant, The Cronos Group (the “Company”) (Nasdaq symbol: CRNS), through a subsidiary, owns a 50% membership interest. CF Leasing is referred to by the Company in its periodic reports as the “Joint Venture Program.” The other 50% member of CF Leasing are two affiliates of Fortis Bank (Nederland) N.V. (“Fortis Bank”). CF Leasing was established in 2002 to acquire and lease marine cargo containers to third parties. A group of lenders, represented by and including Fortis Bank, provide up to 80% of the cost of acquiring containers and the members of CF Leasing each provide one-half of the equity to fund the balance of the capital requirements of CF Leasing.
     CF Leasing and Fortis Bank (as lender and as agent for a group of lenders) are parties to an Amended and Restated Loan Agreement, dated as of March 7, 2003, as amended (the “Loan Agreement”). Under the Loan Agreement, the lenders have committed, subject to the terms and conditions of the Loan Agreement, to make advances to CF Leasing in the amount of $300 million for the purchase of containers. Through October 31, 2006, the lenders had made advances of $272 million to CF Leasing pursuant to the Loan Agreement.
     Under the Loan Agreement, the lenders are committed to make advances through the “Conversion Date,” currently October 31, 2006. If the Conversion Date is not further extended, then the advances made under the Loan Agreement convert on the Conversion Date to a term loan, repayable over 10 years.
     On November 2, 2006, CF Leasing, Fortis Bank, and the other lenders under the Loan Agreement entered into Amendment Number 10 to the Loan Agreement, providing for an extension of the Conversion Date from October 31, 2006 to November 8, 2006. The temporary extension of the Conversion Date is intended to allow CF Leasing and Fortis Bank, as agent and lender, to negotiate further modifications to the Loan Agreement, including an expansion of the aggregate commitment of the lenders thereunder.
Item 9.01     Financial Statements and Exhibits.
          (c)     Exhibits.
Exhibit 10.1	Amendment Number 10 to Loan Agreement, dated as of October 31, 2006, by and among CF Leasing, Fortis Bank, as agent and lender, and the other lenders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRONOS GROUP
By:	/s/ FRANK P. VAUGHAN
	Name:	Frank P. Vaughan
	Title:	Chief Financial Officer

Date: November 3, 2006

EXHIBIT INDEX
Exhibit 10.1	Amendment Number 10 to Loan Agreement, dated as of October 31, 2006, by and among CF Leasing, Fortis Bank, as agent and lender, and the other lenders.